Exhibit 10.2

Wolverine World Wide, Inc.

Amended and Restated Executive Short-Term Incentive Plan

(Annual Bonus Plan)

SECTION 1: Establishment of Plan; Purpose of Plan

1.1 Establishment of Plan. The Company hereby establishes the AMENDED AND RESTATED EXECUTIVE SHORT-TERM INCENTIVE PLAN (ANNUAL BONUS PLAN) (the “Plan”), for its executive officers, senior corporate and divisional officers and other key employees. The Plan amends and restates the Wolverine World Wide, Inc. Amended and Restated Executive Short-Term Incentive Plan (Annual Bonus Plan) previously approved by the stockholders at the 2007 Annual Meeting of Stockholders. The Plan provides for the payment of bonuses to participants based upon the financial performance of the Company, or a Subsidiary, operating division or profit center of the Company, in a particular fiscal year or part thereof.

1.2 Purpose of Plan. The purpose of the Plan is to motivate Participants to improve the Company’s profitability and growth by the attainment of carefully planned goals, promote initiative and cooperation with awards based on corporate and divisional performance and encourage outstanding individuals to enter and continue in the employ of the Company. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted and administered to achieve that purpose.

1.3 Effective Date. The Plan is initially effective as of February 9, 2012. Adoption of the Plan by the Board and payment of Incentive Bonuses for Fiscal Year 2013 and thereafter shall be contingent upon approval by the stockholders at the 2012 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of the Stockholders. In the absence of such approval, this Plan shall be void.

SECTION 2: Definitions

The following terms have the stated definitions unless a different meaning is plainly required by the context:

2.1 “Act” means the Securities Exchange Act of 1934, as amended.

2.2 “Beneficiary” means the individual, trust or other entity designated by the Participant to receive any amount payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant’s will is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant’s estate.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least 2 members and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in the regulations issued under Section 162(m) of the Code.

2.6 “Company” means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.

2.7 “Fiscal Year” means the fiscal year of the Company for financial reporting purposes as the Company may adopt from time to time.

2.8 “Incentive Bonus” means an annual bonus awarded and paid to a Participant for services to the Company during a Fiscal Year that is based upon achievement of pre-established performance objectives by the Company, or a Subsidiary, operating division or profit center.

2.9 “Participant” means an executive officer, senior corporate or divisional officer or other key employee of the Company or its Subsidiaries who is designated as a Participant for a Fiscal Year.

2.10 “Performance” means the level of achievement by the Company as a whole or a business unit, Subsidiary, division, or profit center of the performance criteria established by the Committee pursuant to Section 5.2.

2.11 “Subsidiary” means any company or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

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2.12 “Surviving Spouse” means the spouse of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and spouse die under circumstances which prevent ascertainment of the order of their deaths, it shall be presumed for the Plan that the Participant survived the spouse.

2.13 “Target Bonus” means the bonus goal established by the Committee for each Participant under Section 5.1(a).

SECTION 3: Administration

3.1 Power and Authority. The Plan shall be administered by the Committee. The Committee may delegate recordkeeping, calculation, payment and other ministerial or administrative functions to individuals designated by the Committee, who may be employees of the Company or its Subsidiaries. Except as limited in the Plan, the Committee shall have all of the express and implied powers and duties set forth in the Plan and shall have full authority and discretion to interpret the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be as effective as if it had been taken at a meeting. The Committee may make such other rules for the conduct of its business and may adopt such other rules, policies and forms for the administration, interpretation and implementation of the Plan as it deems advisable. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive.

3.2 Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each individual who is or has been a member of the Committee, or delegated authority by the Committee, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with any act or failure to act under the Plan. Each such individual shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4: Participation

4.1 Participation. For each Fiscal Year, the Committee shall select the executive officers, senior corporate and divisional officers and other key employees who shall be the Participants for the Fiscal Year. The Committee may limit the number of executive officers, senior corporate and divisional officers and other key employees who will be Participants for a Fiscal Year. Officers and key employees shall be designated as Participants within the first 90 days of any Fiscal Year; provided, that an officer or key employee who is first employed by the Company or a Subsidiary during the Fiscal Year or who is assigned new duties during the Fiscal Year may be designated as a Participant for a performance period commencing on the date the officer or key employee assumes his or her new duties through the end of the Fiscal Year.

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4.2 Continuing Participation. Selection as a Participant for a Fiscal Year or part thereof by the Committee is limited to that Fiscal Year. An eligible executive officer, senior corporate or divisional officer or key employee will be a Participant for a Fiscal Year only if designated as a Participant by the Committee for such Fiscal Year.

SECTION 5: Performance Goals and Criteria

5.1 Selection of Criteria. The Committee shall pre-establish performance goals for each Participant or group of Participants in the manner and within the time limits specified in this Section 5. For each Participant or group of Participants for each Fiscal Year or part thereof, the Committee shall specify:

(a) Target Bonus. A Target Bonus, expressed as a percentage of the Participant’s base salary or a specified dollar amount;

(b) Incentive Bonus. The Incentive Bonus levels, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of performance by the Company, division or profit center based on the criteria established by the Committee pursuant to Section 5.2;

(c) Performance Measurement. The applicable measurement of Performance under Section 5.2; and

(d) Conditions on Incentive Bonus. Any specific conditions under which an Incentive Bonus specified under subsection (b) above may be reduced or forfeited (but not increased).

The Incentive Bonus levels specified under subsection (b) above may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of the Performance or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of Performance.

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5.2 Measurement of Performance. Performance is determined by reference to one or more of the following objectively determinable factors, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Subsidiary, division, or profit center, either individually, alternatively or in any combination, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as selected by the Committee: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (ii) income, net income or operating income, (iii) revenues, (iv) net sales, (v) return on sales, (vi) return on equity, (vii) return on capital (including return on total capital or return on invested capital), (viii) return on assets or net assets, (ix) economic value added measurements, (x) return on invested capital, (xi) return on operating revenue, (xii) cash flow (before or after dividends), (xiii) stock price, (xiv) total stockholder return, (xv) market capitalization, (xvi) debt leverage (debt to capital), (xvii) operating profit or net operating profit, (xviii) operating margin or profit margin, (xix) cash from operations, (xx) market share, (xxi) product development or release schedules, (xxii) new product innovation, (xxiii) cost management, (xxiv) customer service, or (xxv) customer satisfaction.

To the extent consistent with Section 162(m) of the Code, the Committee (i) will appropriately adjust any evaluation of performance under qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) corporate stock and asset acquisitions and dispositions, and (e) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company.

5.3 Incentive Bonus Conditioned on Performance. Payment of an Incentive Bonus to a Participant for a Fiscal Year or part thereof under this Plan shall be entirely contingent upon achievement of the Performance levels established by the Committee pursuant to this Section 5, the satisfaction of which is substantially uncertain when established by the Committee for the Fiscal Year or part thereof.

5.4 Time of Determination by Committee. All determinations to be made by the Committee for a performance period pursuant to this Section 5 shall be made by the Committee during the shorter of the first 90 days of such performance period and the period ending on the date on which 25 percent of the performance period has elapsed.

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5.5 Objective Standards. An Incentive Bonus shall be based solely upon objective criteria, consistent with this Section 5, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Incentive Bonus to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 5 of the Plan, it may not amend or waive such criteria after the shorter of the period ending on the 90th day of a performance period or the date on which 25 percent of the performance period has elapsed. Except as specifically provided in Section 5.2, the Committee shall have no authority or discretion to increase any Incentive Bonus or to construct, modify or apply the measurement of Performance in a manner that will directly or indirectly increase the Incentive Bonus for any Participant for any Fiscal Year above the amount determined by the applicable objective standards established within the time periods set forth in this Section. The Committee may exercise negative discretion to reduce or eliminate any Incentive Bonus.

SECTION 6: Determination and Payment of Incentive Bonuses

6.1 Committee Certification. The Incentive Bonus for each eligible Participant for a Fiscal Year or part thereof shall be determined on the basis of the Target Bonus and Performance criteria established by the Committee pursuant to Section 5. The Committee shall determine, and shall certify in writing prior to payment of the Incentive Bonus, that the Company Performance for the Fiscal Year or part thereof satisfied the Performance criteria established by the Committee for the period. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

6.2 Eligibility for Payment. The Incentive Bonus otherwise payable to a Participant for a Fiscal Year or part thereof shall be adjusted as follows:

(a) Retirement, Death or Total Disability. If a Participant ceases to be a Participant before the end of any Fiscal Year and more than 6 months after the beginning of such Fiscal Year because of death, normal or early retirement under the Company’s retirement plan, as then in effect, or total disability under the Company’s long-term disability plan, an award shall be paid to the Participant or the Participant’s Beneficiary after the end of such Fiscal Year prorated as follows: the award, if any, for such Fiscal Year shall be equal to 100% of the Incentive Bonus that the Participant would have received if the Participant had been a Participant during the entire Fiscal Year, multiplied by the ratio of the Participant’s full months as a Participant during that Fiscal Year to the 12 months in that Fiscal Year. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.2(a).

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(b) Reassignment of Duties. If a Participant is reassigned employment duties before the end of any Fiscal Year, an award shall be paid to the Participant after the end of such Fiscal Year prorated as follows: the award shall be equal to 100% of the Incentive Bonus that the Participant would have received if the Participant had been a Participant during the entire Fiscal Year, multiplied by the ratio of the Participant’s full months as a Participant during the Fiscal Year prior to the reassignment to the 12 months in that Fiscal Year. If such Participant is designated as a Participant in his or her new position, an additional award shall be paid to the Participant after the end of such Fiscal Year prorated as follows: the award shall be equal to 100% of the Incentive Bonus that the Participant would have received if the Participant had been a Participant during the entire Fiscal Year, multiplied by the ratio of the Participant’s months as a Participant during that Fiscal Year after the reassignment (rounded up to the next full month) to the 12 months in that Fiscal Year.

(c) Other Termination. If an employee ceases to be a Participant during any Fiscal Year, or prior to actual receipt of the award for a previous Fiscal Year, because of the Participant’s termination of employment for any reason other than described in Section 6.2(a), the Participant will not be entitled to any award for such Fiscal Year.

6.3 Maximum Incentive Bonus. The Incentive Bonus for any Participant for a Fiscal Year under this Plan shall not, in any event, exceed $4,000,000.

6.4 Payment to Participant or Beneficiary. The Incentive Bonus of each Participant shall be paid to the Participant, or the Beneficiary of any deceased Participant, by the Company as soon as feasible following final determination and certification by the Committee of the amount payable; provided, however, in no event will the Incentive Bonus be paid later than the fifteenth day of the third month following the end of the Fiscal Year for which the Performance criteria for the Incentive Bonus have been met.

6.5 Manner of Payment. Each Participant will receive his or her Incentive Bonus in cash.

SECTION 7: General Provisions

7.1 Benefits Not Guaranteed. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that an Incentive Bonus will be payable under the Plan.

7.2 No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee any contractual right to participate in or receive benefits under the Plan. No designation of an employee as a Participant for all or any part of a Fiscal Year shall create a right to an Incentive Bonus under the Plan for any other Fiscal Year. There is no obligation of uniformity of treatment of employees, eligible officers or Participants under the Plan.

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7.3 No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as an employment contract or obligation. Nothing in this Plan shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant, officer or other employee or to terminate the employment of any Participant, officer or other employee with or without reason at any time.

7.4 No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach or hypothecate any amount or credit, potential payment or right to future payments of any amount or credit or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

7.5 No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements. A Participant may have other targets under other plans of the Company. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the criteria for payment of an Incentive Bonus under this Plan.

7.6 Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state, local and foreign tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

7.7 Incompetent Payee. If the Committee determines that an individual entitled to a payment under this Plan is incompetent, it may cause benefits to be paid to another individual for the use or benefit of the Participant or Beneficiary at the time or times otherwise payable under this Plan in total discharge of the Plan’s obligations to the Participant or Beneficiary.

7.8 Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

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7.9 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the remaining provisions of the Plan shall not be affected and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 8: Termination and Amendment

The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company. No amendment adopted after the shorter of the period ending on the 90th day of a performance period or the date on which 25 percent of a performance period has elapsed may directly or indirectly increase any Incentive Bonus for that Fiscal Year. Except as otherwise provided in this Plan and the applicable objective criteria established pursuant to this Plan for determining the amount of any Incentive Bonus for a Fiscal Year or part thereof, no Incentive Bonuses shall be payable for the Fiscal Year in which the Plan is terminated, or, if later, in which the termination is effective.

SECTION 9: Duration of the Plan

Subject to earlier termination by the Board, this Plan shall terminate without action by the Board as of the date of the first meeting of stockholders held in 2017, unless reapproved by the stockholders at such meeting or earlier. If reapproval occurs, the Plan will terminate as of the date of the first meeting of stockholders in the fifth year following reapproval or any subsequent reapproval. If the Plan terminates under this provision due to lack of reapproval by the stockholders, no Incentive Bonuses shall be awarded for the Fiscal Year in which the Plan terminates.

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